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EXHIBIT 21


                       SUBSIDIARIES OF HEALTH POWER, INC.


          1.       Health Power HMO, Inc., an Ohio corporation
          2.       CompManagement, Inc., an Ohio corporation
          3.       CompManagement Health Systems, Inc., an Ohio corporation
          4.       M&N Risk Management, Inc., an Ohio corporation
          5.       Health Power Management Corporation, an Ohio corporation